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                                                                    EXHIBIT 23.3

              INFORMATION CONCERNING CONSENT OF ARTHUR ANDERSEN LLP

         The Company determined, for itself and on behalf of its subsidiaries, to dismiss its independent auditors, Arthur Andersen LLP, and to engage the services of PricewaterhouseCoopers LLP as its new auditors. The change in auditors was approved by the audit committee of the Board of Directors and the Board of Directors of the Company and was effective as of May 2, 2002. As a result, PricewaterhouseCoopers audited the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended June 30, 2002.

         The Company has been unable to obtain, after reasonable efforts, Arthur Andersen's written consent to the Company's incorporation by reference into this registration statement of Arthur Andersen's audit report with respect to the Company's financial statements as of June 30, 2001 and 2000, and for the years then ended. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended, permits the Company to file this registration statement without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under this registration statement. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.